UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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HANGER, INC.
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IMPORTANT REMINDER TO SUBMIT YOUR PROXY TO VOTE AT OUR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2021

Hanger, Inc.’s Directors Urge Stockholders to Vote FOR the Company’s Advisory Vote on the Compensation of its Named Executive Officers

April 30, 2021

Dear Fellow Hanger Stockholder:

We are writing to address the recent negative vote recommendation from a leading proxy advisory firm for the advisory vote on executive compensation at the 2021 Annual Meeting of Stockholders of Hanger, Inc. (the “Company”) to be held on Thursday, May 20, 2021 at 8:00 a.m. Central Time. Specifically, we disagree with the concerns raised by the proxy advisory firm regarding action by the Compensation Committee (the “Committee”) of the Board of Directors during 2020 to modify the Special Equity Plan grants to executive officers that were originally made in 2017. For the reasons we discuss below and in the Proxy Statement, we believe this action was consistent with the Company’s strong pay-for-performance compensation philosophy and that the action resulted in compensation to our executive officers that fairly and appropriately rewarded them for their achievements during the 2017 – 2020 performance period covered by those awards. Further, as discussed below, the Committee did not modify the performance period of the Special Equity Plan grants with the specific intention of creating an above-target payout; rather, the above-target payout reflects the above-target compounded annual growth rate (“CAGR”) of the Company’s daily closing common stock price that the executives had achieved prior to the outbreak of the COVID-19 pandemic.

HANGER’S BOARD OF DIRECTORS URGES YOU TO VOTE “FOR” EACH OF THE PROPOSALS OUTLINED IN THE PROXY STATEMENT PREVIOUSLY MADE AVAILABLE TO YOU, INCLUDING PROPOSAL 2: APPROVAL, BY STOCKHOLDER ADVISORY VOTE, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

History of and Rationale for the Special Equity Plan Awards

In May 2017, the Committee adopted the Company’s Special Equity Plan, which was a one-time plan. At the time, the Committee made a special equity grant to certain key employees, including each of the Company’s named executive officers.

The special equity grants, awarded on May 19, 2017, included performance-based restricted stock units (the “Special Equity Grant PSUs”) which, if earned, were to cliff vest 100% on May 19, 2020, the third anniversary of the grant date. The performance measure for the awards was the CAGR of the Company’s daily closing common stock price over the 36-month performance period between the May 19, 2017, grant date (when the Company’s share price was $12.77) and the end of the performance period (as was originally determined) on May 18, 2020. Under the terms of the awards, the share price at the end of the performance period was to be equal to the average of the closing stock price for the 25 trading days ending on May 18, 2020.

At the time the Committee authorized the Special Equity Grant PSU awards, the Company’s common stock had been delisted by the New York Stock Exchange (“NYSE”) due to a multi-year restatement of our historical financial statements. The Company was also confronted with serious financial performance issues at that time. The primary goal of the Special Equity Grant PSUs was to serve as an incentive and retention award for members of the Company’s management team to:

• resolve the Company’s financial performance issues,

• achieve a successful emergence from the financial restatement period,

• become timely in our Securities and Exchange Commission (“SEC”) filings,

• remediate material weaknesses in internal controls over financial reporting, and

• relist our shares of common stock on the NYSE.

Another goal of the Special Equity Grant PSUs was to serve as a motivation for the Company’s executive officers to increase stockholder value.

We believe the Special Equity Grant PSUs, as modified, achieved all of these goals. We stabilized the Company’s financial performance, and became current with our SEC filings in August 2018, and our common stock was relisted for trading on the NYSE on September 12, 2018, resulting in improved trading efficiency that allowed the trading price of our common stock to more accurately reflect the fundamentals of the Company’s business. Our material weaknesses were fully remediated by December 31, 2019. Moreover, the Company was added to the S&P SmallCap 600 Index in October 2019. Management’s efforts, the NYSE relisting, and the addition to the index had a profound impact on our stock price. On January 2, 2020, we began the year with a closing price on the NYSE of $27.28, which was up from $12.77 when the Special Equity Grant PSUs were first granted.

Modification Decision by the Compensation Committee in 2020

Despite the Company’s successes between 2017 and 2020, the outbreak of COVID-19 affected virtually all market participants in an unprecedented way. In March 2020, with only three months of the thirty-six left in the performance period for the Special Equity Grant PSUs, the Company’s stock price declined significantly along with the rest of the market generally. The Committee believed the market movements were outside the control or influence of management and were unrepresentative of the Company’s true performance and underlying fundamentals for the overall multi-year plan period. As a result, the Committee members believed that modification of these special awards was appropriate.

In May 2020, the Committee determined that the trading price of the Company’s stock at and during the onset of the pandemic constituted an aberrational three-month period and was not reflective of the contributions that the executive team had made during the three-year performance period of the Special Equity Grant PSUs. In particular, the Committee was concerned that, had it not acted to modify the performance period of the Special Equity Grant PSUs, the pandemic-related impacts on the stock market would create a situation in which the CAGR under the terms of these awards would not have been met due to the uncertainty in the market at that time. The Committee believed this modification to be reasonable and appropriate given the circumstances. Had the modifications not been made, the reduction in the common stock price attributed to the market reaction to the COVID-19 pandemic would have resulted in no payout using the original measurement date of May 20, 2020.

The Committee took action on May 13, 2020 to modify the performance period ending date for purposes of the CAGR calculation to February 20, 2020. This shortened the performance period to approximately 33 months, a reduction of three months – retaining over 90% of the original 36 month performance period.

The Committee made this determination because it believed it best reflected the fundamental, non-COVID impacted performance of the Company over the entire three-year performance period. The Committee selected February 20, 2020 only after considering and evaluating several potential alternative end dates with the support of its independent compensation consultant. The Committee determined in its judgment that the February date was most appropriate because, among other considerations, it was the date that the U.S. news media first reported that the U.S. Composite Output Index fell into the “contraction” range, a leading indicator of an economic recession.

Using this modified performance period for the CAGR calculation and the resulting performance computation, all the participants in the Special Equity Plan, including the named executive officers, received vested Special Equity Grant PSUs in the form of shares of the Company’s common stock at 154% of the targeted shares. The awarded shares were earned by achievement of a 25.41% stock price CAGR over the 33-month performance period, using the 25-trading day trailing average of $25.19 as of February 20, 2020.

The Committee did not modify the performance period of the Special Equity Grant PSUs with the specific intention of creating an above-target payout; rather, the above-target payout reflects the above-target CAGR that the executives had achieved prior to the outbreak of the COVID-19 pandemic. The Committee believed that failure to modify the performance period would have treated unfairly members of management who achieved admirable results for stockholders through 91% of the performance period due only to the coincidence of the end of the original performance period and the beginning of the COVID-19 pandemic. Further, despite the decline in the stock market generally and the related decline in the Company’s stock price in the early days of the pandemic, by the end of 2020, both the stock market generally and the Company‘s common stock in particular had substantially rebounded. In fact, the Company’s common stock was trading by December 17, 2020 at $24.21 and has traded in a consistent range since then, closing on the NYSE at $24.50 on April 29, 2021.

This modification is not indicative of any pattern or practice by the Compensation Committee, as the Company has demonstrated a consistent discipline with respect to its normal annual short-term and long-term incentive plans, and has achieved an average approval percentage of 98% for its “Say on Pay” proposals since the Company re-listed on the NYSE in 2018. We view the Special Equity Plan to have been unique both by its nature, and in the necessary actions taken by the Committee to undertake its modification in light of the COVID-19 pandemic.

We ask for your support in our advisory vote on executive compensation at our 2021 Annual Meeting of Stockholders, which is scheduled for May 20, 2021. Our compensation plan has been thoughtfully designed and has received high shareholder support in the last two years. We appreciate your continued support.

Voting Matters

If you have not yet voted, then we strongly encourage you to vote as promptly as possible by telephone, through the Internet or by mailing your completed and signed proxy card (or voting instruction form if you hold your shares through a broker). If you have already voted your shares and wish to change your vote, or if you need general assistance voting your shares, then please contact our proxy solicitor, MacKenzie Partners, at 800-322-2885 or email: proxy@mackenziepartners.com.

Sincerely,

Stephen E. Hare Chairman of the Compensation Committee of the Board of Directors of Hanger, Inc.
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